UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Primus Guaranty, Ltd.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Tel: 441-296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, New York 10017
Tel: 212-697-2227

March 27, 2006

Dear Shareholder,

You are cordially invited to attend the 2006 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on May 3, 2006 at 11:00 a.m., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card at your earliest convenience.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,
Thomas W. Jasper Chief Executive Officer

PRIMUS GUARANTY, LTD.

NOTICE OF 2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. will be held on May 3, 2006 at 11:00 a.m., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda for the following purposes:

1.	To elect three Class II directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005. Copies of the financial statements are contained in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K, which are being mailed to shareholders together with this proxy statement.

Only holders of record of the Company’s common shares on March 20, 2006 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your common shares are represented at the meeting. Shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

By Order of the Board of Directors,
Scott H. Davis Secretary

March 27, 2006

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PRIMUS GUARANTY, LTD., CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SEND ANOTHER PROXY CARD WITH A LATER DATE; OR ATTEND AND VOTE AT THE MEETING.

PRIMUS GUARANTY, LTD.
PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on Wednesday, May 3, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda, for use at the Company’s Annual General Meeting of Shareholders to be held at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda on Wednesday, May 3, 2006 at 11:00 a.m., local time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this proxy statement and the enclosed form of proxy are first being sent or given to shareholders of the Company on or about March 30, 2006.

Purposes of Meeting

The purposes of the meeting are to consider and act upon the following matters:

1.	To elect three Class II directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company’s common shares at the close of business on March 20, 2006 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. The Company’s common shares are its only outstanding class of voting securities. Each common share entitles the holder of record thereof to one vote. As of March 20, 2006, there were 43,283,001 common shares outstanding.

How You Can Vote

Shareholders of record can vote in either one of the following ways:

•	by completing, signing and returning the enclosed proxy card; or

•	by attending the Annual General Meeting and voting in person.

Shareholders who hold their shares through a broker, bank or other nominee (in ‘‘street name’’) must vote their shares in accordance with the procedures prescribed by their broker, bank or other nominee. Shareholders who wish to vote using the enclosed proxy card should sign and return their signed proxies before the Annual General Meeting. The Company will vote their shares as they direct.

Shareholders can specify whether their shares should be voted for all, some or none of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other proposals to be presented at the meeting.

If you do not specify on your proxy card how you want to vote your shares, the Company will vote them ‘‘FOR’’ the election of all nominees for director as set forth under Proposal One, ‘‘FOR’’ Proposal Two and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company’s Secretary in writing;

•	by submitting another proxy by mail that is received at a later date and that is properly signed; or

•	by voting in person at the meeting.

You may not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the meeting and representing, in person or by proxy, in excess of 50% of the total issued voting shares is necessary to constitute a quorum.

The affirmative vote of a majority of the common shares represented and voting at the Annual General Meeting is required for the election of directors, as well as the appointment of the Company’s independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Abstentions are counted as ‘‘shares present’’ at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called ‘‘broker non-votes’’) are also considered ‘‘shares present,’’ but also will not affect the outcome of any vote.

Solicitation

We have hired D.F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $8,000 plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting audited consolidated financial statements for fiscal year 2005. Copies of the financial statements are contained in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K, which are being mailed to shareholders together with this proxy statement.

Other Matters to be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this proxy statement. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions on it and received at either of the addresses set forth below by the times (being local times) and dates specified:

In Bermuda:	In the United States:
by 5:00 p.m. on May 2, 2006 by hand or mail at:	by 8:00 a.m. on May 3, 2006 by mail at:
Primus Guaranty, Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda	Primus Guaranty, Ltd. c/o Mellon Investor Services LLC PO Box 3510 South Hackensack, NJ 07606

If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee that holds Company common shares on your behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 20, 2006, the beneficial ownership of the Company’s common shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below and (iv) all directors, nominees and executive officers of the Company as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding as of March 20, 2006
Greater than 5% Shareholders:
XL Capital Ltd XL House One Bermudiana Road Hamilton HM 11, Bermuda	14,901,481	33.3	%(2)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499	5,588,441	12.9	%(3)
CalPERS/PCG Corporate Partners, LLC 1200 Prospect Street La Jolla, California 92037	4,082,585	9.4	%(4)
U.S. Trust Corporation 114 West 47th Street, 25th Floor New York, NY 10036-15632	2,733,186	6.3	%(5)
TimesSquare Capital Management, LLC Four Times Square, 25th Floor New York, NY 10036	2,593,873	6.0	%(6)
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	2,177,360	5.0	%(7)
Non-Executive Directors:
Michael P. Esposito, Jr.	60,000	*	%(8)
Frank P. Filipps	6,075	*	%(9)
Duncan E. Goldie-Morrison	25,856	*	%(10)
Paul S. Giordano	0	*	%(11)
Thomas J. Hartlage	3,500	*	%(12)
James K. Hunt	5,856	*	%(13)
Robert R. Lusardi	22,865	*	%(14)
John A. Ward, III	15,856	*	%(15)
Executive Officers:
Thomas W. Jasper Chief Executive Officer & Director	627,988	1.4	%(16)
Richard Claiden Chief Financial Officer	39,071	*	%(17)
Zachary Snow General Counsel	120,845	*	%(18)
All directors, nominees and executive officers as a group (11 persons)	927,912	2.1%

*	Less than 1% of common shares outstanding.

(1)	The number shown reflects the number of common shares beneficially owned as of March 20, 2006, based on information furnished by the persons named, public filings and the Company's records. A person is deemed to be a beneficial owner of common shares if the person, either alone or with others, has the power to vote or to dispose of those common shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after March 20, 2006. There were 43,283,001 of the Company's common shares outstanding as of March 20, 2006.

(2)	XL Capital Ltd beneficially owns 13,486,735 common shares and warrants to purchase 1,414,746 common shares that are exercisable until March 14, 2007, in each case held by XL Insurance (Bermuda) Ltd., a wholly-owned subsidiary of XL Capital Ltd.

(3)	According to a Schedule 13G dated February 13, 2006 filed by Transamerica Life Insurance Company, Transamerica Life Insurance Company beneficially owns 5,582,585 common shares. Includes 5,856 deferred common shares issued to Thomas Hartlage deliverable upon the date Mr. Hartlage leaves the Company's board of directors. Consistent with Transamerica Life Insurance Company's corporate practice, Mr. Hartlage ceded beneficial ownership of such shares to his employer.

(4)	According to a Schedule 13G dated October 7, 2004 and a Form 4 dated February 14, 2006 jointly filed by CalPERS/PCG Corporate Partners, LLC, PCG Corporate Partners Investments LLC and Pacific Corporate Group Holdings, LLC (a) CalPERS/PCG Corporate Partners, LLC beneficially owns 4,082,585 common shares and has shared voting power and shared dispositive power with respect to all such shares and (b) PCG Corporate Partners Investments LLC, a wholly owned subsidiary of Pacific Corporate Group, is the manager of CalPERS/PCG and as a result of their relationship with CalPERS/PCG, each of PCG Corporate Partners Investments, LLC and Pacific Corporate Group may be deemed to have shared voting and investment power with respect to the 4,082,585 common shares beneficially owned by CalPERS/PCG. PCG Corporate Partners Investments, LLC and Pacific Corporate Group, however, expressly disclaim beneficial ownership of such common shares.

(5)	According to a Schedule 13G dated February 14, 2006 filed by U.S. Trust Corporation and related entities, U.S. Trust Corporation beneficially owns 2,733,186 common shares and has sole voting power with respect to 142,050 of such shares and sole dispositive power with respect to 2,729,186 of such shares.

(6)	According to a Schedule 13G dated February 10, 2006 filed by TimesSquare Capital Management, LLC, TimesSquare Capital Management, LLC beneficially owns 2,593,873 common shares and has sole voting power with respect to 2,358,173 of such shares and sole dispositive power with respect to all of such shares.

(7)	According to a Schedule 13G dated February 14, 2006, as of December 31, 2005, Alliance Capital Management L.P. ("Alliance") beneficially owned 1,888,260 common shares, AXA Equitable Life Insurance Company ("AXA Equitable") beneficially owned 234,100 common shares and AXA Framlington ("Framlington") beneficially owned 55,000 common shares. Each of Alliance and AXA Equitable are subsidiaries of AXA Financial, Inc., which is owned by AXA. AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (together the "AXA Group") as a group control AXA. According to the filing, each of the AXA Group and AXA expressly declared that such filing should not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the filing. Additionally, the filing states that each of

Alliance and AXA Equitable acquired the common shares solely for investment purposes, operates under independent management and makes independent voting and investment decisions.

(8)	Includes 60,000 common shares owned by Mr. Esposito. Excludes 13,486,735 common shares owned by XL Insurance (Bermuda) Ltd, warrants to purchase 1,414,746 common shares held by XL Insurance (Bermuda) Ltd. as to which Mr. Esposito disclaims beneficial ownership.

(9)	Includes 5,856 deferred common shares deliverable upon the date Mr. Filipps leaves the board.

(10)	Includes 5,856 deferred common shares deliverable upon the date Mr. Goldie-Morrison leaves the board.

(11)	Excludes 13,486,735 common shares owned by XL Insurance (Bermuda) Ltd, warrants to purchase 1,414,746 common shares held by XL Insurance (Bermuda) Ltd. as to which Mr. Giordano disclaims beneficial ownership.

(12)	Excludes 5,582,585 common shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 5,856 deferred common shares deliverable upon the date Mr. Hartlage leaves the board, as to which Mr. Hartlage has ceded his ownership to Transamerica Life Insurance Company.

(13)	Includes 5,856 deferred common shares deliverable upon the date Mr. Hunt leaves the board.

(14)	Includes 4,065 deferred common shares deliverable upon the date Mr. Lusardi leaves the board.

(15)	Includes 5,856 deferred common shares deliverable upon the date Mr. Ward leaves the board.

(16)	Includes 415,175 common shares which includes 83,634 common shares indirectly beneficially owned by Mr. Jasper as Trustee for the Thomas W. Jasper 2004 GRAT, 41,366 common shares common shares indirectly beneficially owned by Mr. Jasper as Trustee for the Thomas W. Jasper 2005 GRAT, and 87,813 common shares which may be acquired upon the exercise of options. Excludes 167,188 unvested options, 58,594 unvested restricted share units and 151,135 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(17)	Includes 14,063 common shares which may be acquired upon the exercise of options and 25,008 common shares. Excludes 39,138 unvested options, 35,773 unvested restricted share units, and 39,250 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(18)	Includes 35,938 common shares which may be acquired upon the exercise of options, and 84,907 common shares. Excludes 48,513 unvested options, 22,148 unvested restricted share units and 39,250 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2005 with respect to compensation plans (including individual compensation agreements) approved by security holders and under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders
Share Awards(1)	590,805	—
Options	747,505	$10.28
Total	1,338,310	—	4,298,522
Equity compensation plans not approved by security holders.	61,667	—	None
Total	61,667	—	None

(1)	Includes restricted share units and performance shares, assuming target performance.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, are available on the Company’s website at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance.’’ The Company will also provide a printed copy of the Corporate Governance Guidelines or any of the charters of the Board Committees to shareholders upon request.

Board Organization

The Company’s Board of Directors currently consists of nine members. The Company’s Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Messrs. Paul S. Giordano, Robert Lusardi, and John A. Ward, III have been designated Class III directors whose terms will expire at the 2008 Annual General Meeting of Shareholders;

•	Messrs. Michael P. Esposito, Jr., Duncan E. Goldie-Morrison and Thomas W. Jasper have been designated Class I directors whose terms will expire at the 2007 Annual General Meeting of Shareholders; and

•	Messrs. Frank P. Filipps, Thomas J. Hartlage, and James K. Hunt have been designated Class II directors whose terms will expire at the this year’s Annual General Meeting of Shareholders. Messrs. Filipps, Hartlage and Hunt are standing for re-election (See ‘‘Proposal One — Election of Directors’’).

The Board maintains four committees: the Audit Committee; the Compensation Committee; the Finance and Investment Committee; and the Nominating and Corporate Governance Committee. (See ‘‘Committees of the Board of Directors’’)

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the responsibilities of the Board of Directors are to: ensure that the Company operates in a legal, ethical and socially responsible manner; select, evaluate and offer substantive advice and counsel to the Company’s Chief Executive Officer; review, approve and monitor fundamental financial and business strategies and major corporate actions; oversee the Company’s capital structure and financial policies and practices; assess major risks facing the Company and review options for their mitigation; and provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company’s current and nominated directors, except Thomas W. Jasper, who is an employee of the Company, are independent under the standards set forth in the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (the ‘‘NYSE’’) since none of them have any material relationship with the Company which the Board believes would compromise their independence. However, the Board has determined that Michael P. Esposito and Paul S. Giordano do not satisfy the independence standards of the Securities and Exchange Commission (the ‘‘SEC’’) for service on the audit committee because of their affiliation with XL Capital Ltd, the Company’s largest shareholder. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director’s employer and its affiliates, affiliations with a significant (25% or more) shareholder of the Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director’s independence, except that affiliations with a significant shareholder do impair a director’s independence with respect to service on the Audit Committee. Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairperson of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of employee directors, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-employee directors of the Board meet in executive session at least once per year, without any management directors and any other members of the Company’s management present, to (1) evaluate the Chief Executive Officer, (2) review management succession planning and (3) consider such other matters as they may deem appropriate. Mr. Esposito, the Chairman of our Board and Chairman of our Nominating and Corporate Governance Committee, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (1) self-evaluation of its performance and the performance of its individual members; and (2) evaluation of each of the Board committees’ performance and the performance of individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board’s evaluation is based, in part, on the Nominating and Corporate Governance Committee’s evaluation of the Board and the self-evaluations conducted by each of the committees. The Company’s directors have full access to management and corporate staff and are provided with an orientation program for new directors and continuing education for all directors.

The Board of Directors held four meetings during 2005. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he served held during his period of service since the last Annual General Meeting of Shareholders.

Shareholder Communications with Directors

Shareholders who wish to send communications on any topic to the Board or to the non-employee directors as a group, or to the presiding director, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Alternatively, a shareholder may write to David Camputo, Governance Guidelines Compliance Officer, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at dcamputo@primusguaranty.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Conduct covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company’s Code of Business Conduct and Ethics is available at the Company’s website located at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance.’’ The Company will also provide a printed copy to shareholders upon request.

PROPOSAL ONE − ELECTION OF THREE CLASS II DIRECTORS

Nominees for Election for Three-Year Terms Expiring in 2009

Frank P. Filipps has been a director of Primus Guaranty Ltd. since March 2002. In April 2005, Mr. Filipps was elected Chairman and Chief Executive Officer of Clayton Holdings, Inc., an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. (NYSE: RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, Radian Group). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a Director of Impac Mortgage Holdings, Inc. (NYSE: IMH), a mortgage real estate investment trust, since November 1995 and is currently a Director of the World Affairs Council of Philadelphia. Mr. Filipps is 58 years old.

Thomas J. Hartlage has been a director of the Company since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE: AEG), an insurance company. At AEGON N.V. his responsibilities have included strategic planning and product and market development. Since 2001, he has been president of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Mr. Hartlage has more than 25 years of experience in the financial services sector and is a chartered financial analyst (CFA). Mr. Hartlage is 54 years old.

James K. Hunt has been a director of the Company since October 2004. Mr. Hunt founded and has been Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. From 2001 to 2002, Mr. Hunt also served as an outside consultant to SunAmerica Investments, Inc., a company specializing in retirement savings solutions. From 1990 to 2000, he was employed by SunAmerica Inc. where he became President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments, Inc., which subsequently became a unit of AIG SunAmerica. During his tenure at SunAmerica, he was also President and Chief Executive Officer of the Anchor Pathway Funds and SunAmerica Series Trust with assets exceeding $26 billion. Mr. Hunt serves on the board of directors of several private corporations including Bison Portfolio Investments. From March 2002 to October 2004, Mr. Hunt served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Hunt is 54 years old.

If elected as Class II directors, the terms of office of Frank P. Filipps, Thomas J. Hartlage and James K. Hunt will expire in 2009. The other directors of the Company are not standing for election this year and continue in office for the remainder of their terms.

The Board recommends that shareholders vote FOR the election of the three nominees as
Class II directors.

Directors Continuing in Office until 2008

Paul S. Giordano has been a director of the Company since 2005. Mr. Giordano serves as Chief Executive for Financial Products and Services and Executive Vice President of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services. Mr. Giordano was Executive Vice President, General Counsel and Secretary of XL from 1999 to 2004 and served as a director and/or officer of a number of XL affiliates. From 1997 to June 1999 he served as Senior Vice President, General Counsel and Secretary of XL. Mr. Giordano was an associate at the law firm of Clifford Chance from 1993 to 1996 and an associate at the law firm of Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993. Mr. Giordano is 43 years old.

Robert R. Lusardi has been a director of the Company since March 2002. Mr. Lusardi is Executive Vice President of White Mountains Insurance Group, Ltd. (NYSE: WTM), a financial services firm, and is Chief Executive Officer of White Mountains Financial LLC. From 2000 to 2005, he served as Chief Executive for Financial Products and Services of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services. From 1998 until 2001, he also served as Chief Financial Officer of XL Capital Ltd. Mr. Lusardi was an Executive Vice President of XL Capital Ltd from 1998 to 2005 and served as a director and/or officer of a number of XL Capital Ltd affiliates, including as general partner of XL Capital Principal Partners I, L.L.C. From 1980 until 1998, Mr. Lusardi was an investment banker at Lehman Brothers where he ultimately served as a Managing Director and headed the insurance and asset management investment banking practice. He is also Director of Symetra Financial Corporations, a life insurance entity. Mr. Lusardi is 49 years old.

John A. Ward, III has been a director of the Company since October 2004. Mr. Ward is currently the Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE: DRL), a consumer finance and bank holding company, and the Chairman of the Board of Innovative Card Technologies (INVC), a payment card technology company. He was previously the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Presently, Mr. Ward serves as a director of Rewards Network Inc. (AMEX: IRN), a loyalty and rewards marketing company, and Coactive Marketing Group, Inc. (NasdaqSC: CMKG), a marketing, sales promotion and interactive media services and e-commerce provider company. From 2002 to 2004, Mr. Ward served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Ward is 59 years old.

Directors Continuing in Office until 2007

Michael P. Esposito, Jr.  has been the Chairman of the Company’s Board of Directors since March 2002. He has been non-executive Chairman of the Board of Directors of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, since 1995 and a director since 1986. Since 1995 he has served as a director of Forest City Enterprises, Inc. (NYSE: FCY), a real estate development and management firm, and since 1997 as a director of Annuity and Life Re (Holdings), Ltd., an insurance company. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito is 66 years old.

Duncan E. Goldie-Morrison has been a director of the Company since October 2004. Mr. Goldie-Morrison is President of Ritchie Capital Management, a multi-strategy hedge fund. Between 1993 and 2003, he was Managing Director, Head of Global Markets Group and Head of Asia at Bank of America. He was responsible for the origination, syndication, sales, trading and research components of the bank’s debt businesses. He was also responsible for interest rate, credit and commodity derivatives and foreign exchange. Additionally, he managed the Company’s businesses in Asia and Latin America. He was a member of Bank of America’s Management Operating Committee, the Asset and Liability Committee and the Trading Risk Committee. Mr. Goldie-Morrison serves on the board of directors of ICAP, plc (London Stock Exchange: IAPL), a voice and electronic securities interdealer broker. Mr. Goldie-Morrison was an International Swaps and Derivatives Association, or ISDA, board member for four years and a board member and executive committee member of the Bond Market Association. He was also a member of Duke University’s Capital Markets Center Advisory Board. Mr. Goldie-Morrison is 50 years old.

Thomas W. Jasper has been Chief Executive Officer of the Company since March 2001 and a director since March 2002. Mr. Jasper joined the Company in October 1999 as a consultant to assist in the Company’s formation. Prior to joining the Company, Mr. Jasper served for 17 years as a key executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982,

Mr. Jasper was one of the founders of Salomon’s interest rate swap business. While at Salomon, in 1984 Mr. Jasper co-founded ISDA, served as one of its first Co-Chairmen, and worked to establish ISDA as the world’s preeminent swap association. Mr. Jasper became the Chief Operating Officer of Salomon’s non-Japan Asian business in 1994. In 1997, after the acquisition of Salomon Brothers Inc by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the Global Treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation, the Wellspring Foundation and the executive board of the Cox School of Business at Southern Methodist University. Mr. Jasper is 57 years old.

Committees of the Board

The Company’s Board of Directors has the power to appoint committees to perform certain management and administration functions. The Company’s Board of Directors currently has an Audit Committee, a Compensation Committee, a Finance and Investment Committee and a Nominating and Corporate Governance Committee. The Company believes that the members of the Audit, Compensation and Nominating and Corporate Governance Committees are ‘‘independent’’ directors under the standards applicable to members of those committees imposed by the regulations of the SEC for audit committees and the NYSE’s listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements, including its system of internal controls (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s independent audit function and independent auditors, as well as preparing an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee, on behalf of the Board of Directors, recommends to the shareholders the appointment and termination of an independent public accounting firm to be engaged to audit the Company’s financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board of Directors whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee consists of three members, all of whom are financially literate within the meaning of the NYSE’s standards. Messrs. Goldie-Morrison, Hartlage and Ward (Chairman) are the members of this committee. The Board has designated Mr. Ward as the audit committee’s financial expert within the meaning of the SEC’s rules and regulations. The Audit Committee held five meetings in 2005.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of the Company’s executive officers and (2) individual grants of equity-based incentive awards. The Compensation Committee also provides assistance and recommendations with respect to the Company’s compensation policies and practices and assists with the administration of the Company’s compensation plans. Messrs. Esposito, Filipps (Chairman) and Hunt are the members of this committee. The Compensation Committee held four meetings in 2005.

Finance and Investment Committee

The Finance and Investment Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, the Company’s capital management policies including reviewing and recommending actions with respect to strategic investments, new business initiatives, and reviewing the Company’s investment guidelines and performance. Messrs. Giordano, Goldie-Morrison, and Lusardi (Chairman) are the members of this committee. The Finance and Investment Committee held four meetings in 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company’s shareholders. Messrs. Esposito (Chairman), Filipps and Hunt are the members of this committee. The Nominating and Corporate Governance Committee held four meetings in 2005.

Any shareholder or the Board may propose any person for election as a director pursuant to the Company’s Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company’s Secretary of the intention to propose the nominee and such nominee’s willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of shares of the Company which are beneficially owned by such individual and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of common shares which are beneficially owned by such shareholder and (c) the period of time such common shares have been owned.

Compensation of Directors

The Company compensates each of its non-employee directors in the following manner:

•	an annual award of common shares having a value of $30,000;

•	an annual retainer of $30,000, paid one-half in cash, one-half in deferred common shares;

•	a fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee; and

•	an additional annual retainer of $5,000 for the Chairman of each other committee.

The common shares referred to above will be fully vested when awarded, although such common shares will not be issued to the director until the director leaves the board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Mr. Hartlage that, consistent with his employer’s corporate practice, Mr. Hartlage has and will continue to cede any compensation paid to him as a director to Transamerica Life Insurance Company. Messrs. Esposito and Giordano waived their compensation for 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Company’s common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent of its common shares have complied with Section 16(a) during the Company’s fiscal year ended December 31, 2005, except for the reporting of the receipt by Mr. Claiden on October 23, 2005 of additional shares under a grant made to him two years earlier, that was reported on Form 4 on January 13, 2006.

 EXECUTIVE OFFICERS

In addition to Mr. Jasper, the Company’s Chief Executive Officer, whose biographical information is set forth above, the executive officers of the Company are:

Richard Claiden has been the Company’s Chief Financial Officer since October 2003. From 2000 to October 2003, Mr. Claiden was a Managing Director and from 2001 to 2003 Head of Operational Risk in the investment banking division of JPMorgan Chase. From 1994 to 1999, Mr. Claiden held various executive positions at the Canadian Imperial Bank of Commerce. Mr. Claiden is 54 years old.

Zachary Snow has been the Company’s General Counsel since May 2002. Prior to joining the Company, Mr. Snow served for three years as Executive Vice President and General Counsel of Bridge Information Systems, and for one year was also co-Chief Executive Officer during Bridge’s reorganization proceedings under Chapter 11. Prior to that, Mr. Snow served for nineteen years (from 1979 to 1999) in the legal department of Salomon Brothers Inc. and its successor, Salomon Smith Barney, Inc., becoming a managing director in 1990 and head of the United States legal department in 1993. While employed by Salomon, Mr. Snow served as Chairman of the Fixed Income Committee of the National Association of Securities Dealers Regulation, Inc., as Chairman of the Derivative Products Committee of the Securities Industry Association and as a director of ISDA. Mr. Snow is 54 years old.

Executive Officer Compensation

Summary Compensation Table

The table below presents the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company’s Chief Executive Officer and the two other executive officers of the Company. These three officers are referred to as the ‘‘named executive officers’’. All dollar amounts are in United States dollars.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payout
Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Other Annual Compensation ($)	Restricted Share Award(s) ($)(1)	Securities Underlying Options/ SARs (#)(2)	LTIP Payouts ($)	All Other Compensation ($)
Thomas W. Jasper	2005	500,000	875,000	—	830,457	65,000	—	—
Chief Executive Officer	2004	500,000	950,000	—	2,058,257	78,750	—	—
	2003	450,000	781,395	—	358,526	61,250	—	—
Richard Claiden	2005	300,000	342,500	—	267,820	15,700	—	—
Chief Financial Officer	2004	250,000	385,000	—	594,669	18,750	—	—
	2003	48,526	50,000	—	368,060	18,750	—	—
Zachary Snow	2005	350,000	307,500	—	252,813	15,700	—	—
General Counsel	2004	350,000	395,500	—	599,163	18,750	—	—
	2003	316,667	325,500	—	139,466	25,000	—	—

(1)	Restricted share awards include restricted share units that are awarded as part of annual bonus compensation and vest in equal amounts on the first three anniversaries of the award date, as well as performance shares awarded as long-term incentives, which vest if and only if performance targets are met for a specified three-year performance period. The performance metrics are the Company’s return on equity and average annual growth rate, assessed independently. The amount included assumes target performance, whereas the number of shares that could actually be distributed can be 0-150% of the amount of the award, depending on performance. Except as noted below, all awards are valued based on the share price on the date the awards were approved by the Compensation Committee. The 2005 awards, valued at $12.74 per share, include bonus awards of $375,002 for Mr. Jasper, $146,790 for Mr. Claiden and $131,783 for Mr. Snow, and 2006-08 performance shares of $455,455 for Mr. Jasper, $121,030 for Mr. Claiden and $121,030 for Mr. Snow. The 2004 awards include annual bonus awards, valued at $16.05 per share, of $407,140 for Mr. Jasper, $164,994 for Mr. Claiden and $169,488 for Mr. Snow, 2005-07 performance shares, also valued at $16.05 per share, of $587,992 for Mr. Jasper, $176,550 for Mr. Claiden and $176,550 for Mr. Snow, and 2004-06 performance shares, awarded in connection with the initial public offering and valued at the offering price of $13.50 per share, of $1,063,125 for Mr. Jasper, $253,125 for Mr. Claiden, and $253,125 for Mr. Snow. The 2003 awards, valued at $9.76 per share, include bonus awards of $358,526 for Mr. Jasper, $368,060 for Mr. Claiden, which includes an award of $50,000 restricted shares valued at $6.93 per share, to vest ratably on the first three anniversaries of October 23, 2003, the date of commencement of his employment, and $139,466 for Mr. Snow. There were no 2004-2006 and 2005-2007 performance shares awarded in 2003.

(2)	The amount shown is the number of shares underlying the option awards. The 2005 options have an exercise price of $12.74 per share and vest ratably on the first four anniversaries of February 15, 2006, the award date. The 2004 options have an exercise price of $13.50 per share and vest ratably on the first four anniversaries of October 5, 2004, the award date. The 2003 options have an exercise price of $9.76 per share and vest ratably on the first four anniversaries of February 15, 2004, the award date.

Option Grants with respect to Last Fiscal Year

The following table shows all grants of options to the named executive officers with respect to fiscal 2005 under the Company’s stock incentive plans, and the potential realizable value of such options as of February 15, 2006:

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees for the Fiscal Year Ended December 31, 2005	Exercise Price Per Share ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
					5%($)	10%($)
Thomas W. Jasper	65,000	25%	$12.74	2/2/13	335,408	781,004
Richard Claiden	15,700	6%	$12.74	2/2/13	81,014	188,643
Zachary Snow	15,700	6%	$12.74	2/2/13	81,014	188,643

(1) The options vest ratably on the first four anniversaries of February 15, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Shown below is information with respect to aggregate option exercises by the named executive officers in the fiscal year ended December 31, 2005 and with respect to unexercised options held by them at December 31, 2005:

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas W. Jasper	—	—	81,563	173,438	$291,694	$215,319
Richard Claiden	—	—	14,063	39,138	$30,844	$30,844
Zachary Snow	—	—	32,813	51,638	$136,594	$98,406

(1)	The value of in-the-money options was calculated using the actual strike prices of each grant versus the market price ($13.05) of the Company shares at December 31, 2005.

Share Option and Other Benefit Plans

2004 Stock Incentive Plan

On April 6, 2004, the Company adopted a new 2004 Stock Incentive Plan (the ‘‘2004 Plan’’) to replace the Company’s generally similar Stock Incentive Plan (the ‘‘Incentive Plan’’). Awards previously granted under the Incentive Plan will remain outstanding in accordance with their terms. The 2004 Plan generally is to be administered by the Compensation Committee of the Board of Directors, except that the full Board may act at any time to administer the plan, and authority to administer any aspect of the 2004 Plan may be delegated to the Chief Executive Officer or any other person. The 2004 Plan allows the Compensation Committee, as the plan administrator, to grant awards of common shares or the right to receive or purchase common shares (including options to purchase shares, restricted shares and share units, bonus shares, performance shares, and share appreciation rights) to Company employees, directors or other persons or entities providing significant services to the Company or its subsidiaries, and further provides the plan administrator the authority to reprice outstanding share options or other awards. The actual terms of an award, including the number of common shares relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, common shares, are to be determined by the plan administrator and set forth in a written award agreement with the participant.

The aggregate number of common shares for which awards may be granted under the 2004 Plan cannot exceed 12% of the number of common shares issued and outstanding at the time any award is granted. Awards made under the 2004 Plan that have been forfeited (including by repurchase of common shares subject to an award for the price, if any, paid to the Company for such common shares, or for their par value), cancelled or expired, will not be treated as having been granted for purposes of the preceding sentence. Unless otherwise provided in an award agreement, all unvested awards become fully vested, and all performance conditions will lapse, upon a termination of the grantee’s employment by reason of the grantee’s death, disability or retirement, except that certain performance-based awards will only vest based on the number of days completed in the applicable performance period (as of the date of termination).

The 2004 Plan permits the plan administrator to make an equitable adjustment to the number, kind and exercise price per share of awards in the event of the Company’s recapitalization, reorganization, merger, spin-off, share exchange, dividend of common shares, liquidation, dissolution or other similar transaction or events. In addition, the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. The Board of Directors may, at any time, alter, amend, suspend or discontinue the 2004 Plan. The 2004 Plan will automatically terminate ten years after it has been most recently approved by the Company’s shareholders.

Annual Performance Bonus Plan

The Company’s Annual Performance Bonus Plan (the ‘‘Bonus Plan’’) is maintained in order to tie a portion of each participant’s compensation to the Company’s financial success and to attract, retain and motivate persons of outstanding ability to exert their best efforts on the Company’s behalf. Mr. Jasper has been designated by the Board of Directors as plan administrator and in general (except where the Compensation Committee has retained discretion) has sole discretion, power and authority to interpret and administer the Bonus Plan.

As soon as practicable at the end of each fiscal year, the bonus pool with respect to such year will be determined at the discretion of the Chief Executive Officer, subject to the approval of the Compensation Committee. In general, if the Company’s financial performance, and management’s performance with regard to certain qualitative factors, are deemed satisfactory, the bonus pool will equal the budgeted bonus accrual. The bonus pool may be larger or smaller, depending upon the Company’s actual results and such other factors. The allocation of the bonus pool among eligible participants will be determined by the Chief Executive Officer, with approval of the Compensation Committee. Such awards will be based upon individual performance (subject to the predetermined guarantees and caps). A specified portion of a participant’s bonus, up to 30%, is payable in the form of restricted share units (‘‘RSUs’’) under the 2004 Plan. Payment of the cash portion of each participant’s bonus will generally be distributed as soon as practicable following allocation of the bonus pool each year. Generally, participants must be employed with the Company on the date of distribution of the bonus pool in order to be eligible to receive an award.

Senior Management Severance Pay Plan

The Company has adopted a severance plan for certain designated key employees (other than the Chief Executive Officer), which provides for severance benefits based upon length of service for terminations of employment occurring outside the context of a change in control of the Company, and an enhanced level of severance for terminations of employment occurring in connection with a change in control of the Company. Generally, severance payable outside the context of a change in control will equal one month of base pay, bonus (based on the average of the cash bonuses paid in the previous three years), and reimbursement of Consolidated Omnibus Budget Reconciliation Act (‘‘COBRA’’) premiums, for each full year of completed service, with a minimum severance of two months and a maximum severance of 12 months, as well as a pro rata annual bonus for the current year prior to termination. Severance payable for terminations occurring during an 18-month period following a change in control will include base pay, bonus (based on the highest cash bonus paid in the previous three years), and reimbursement of COBRA premiums for a specified severance period (generally 18 months), as well as accelerated vesting of outstanding share-based awards (on a prorated basis for performance-based share awards) and a pro rata annual bonus for the current year prior to termination. If any payments under the plan or otherwise are subject to the ‘‘golden parachute’’ excise tax, the Company will pay participants an amount sufficient to negate the impact of this tax, unless the tax can be eliminated by a 10% or less reduction of the amounts payable. Any severance payable pursuant to this plan will be offset by severance payable under any applicable employment agreement. Employees are required to sign a non-compete agreement as a condition to participation in this plan. The Board may amend or terminate this plan, or remove or add designated participants, on 12 months’ notice to any participants affected by the change provided that no changes adverse to participants could be made during the 18 month period following a change in control. For purposes of the plan, a change in control is defined as (1) an acquisition by any person or group of a beneficial interest of at least 30% (50% if such person owned common shares immediately prior to the Company’s initial public offering) of the voting power with respect to the election of directors, (2) a change in the composition of a majority of the Board not approved by incumbents or (3) any reorganization, merger or sale of assets or similar transaction where shareholders immediately prior to such transaction cease to own at least 50% of voting stock of the resulting corporation.

Employment Agreement

Thomas W. Jasper. Mr. Jasper’s employment agreement provides for the following: a base salary of $500,000; an annual bonus opportunity targeted at 150% of base salary, with the actual bonus based primarily upon achievement of performance goals established annually by the Compensation Committee; and termination benefits consisting of a payment equal to five times Mr. Jasper’s annual base salary then in effect, a prorated annual bonus, continued health benefits for two years and full or partial accelerated or continuing vesting of his unvested incentive equity awards, payable upon a termination of employment by the Company other than for ‘‘cause’’ or by Mr. Jasper for ‘‘good reason.’’ It also provides for a payment sufficient to negate the impact of any ‘‘golden parachute’’ excise tax, unless that tax can be eliminated by a 10% or less reduction of the payments to which Mr. Jasper is otherwise entitled. For example, if Mr. Jasper’s employment were terminated without cause at a time when his rate of base salary was $500,000, he would be entitled to a cash severance payment of $2.5 million, plus a prorated bonus that would depend upon the point in time during the year that the termination occurred and the Company’s actual performance during such year. He would also be entitled to the benefits and equity vesting described above. The Company can terminate Mr. Jasper’s employment without any termination obligation on any anniversary of the Company’s initial public offering, starting with the third anniversary, by providing him at least six months notice. However, where such notice is provided after a ‘‘change in control’’ (which is defined in the same way as in the Severance Plan described above) and the termination is to be effective on any anniversary of the Company’s initial public offering occurring within 18 months after such change in control, the contractual termination benefits described above will be payable. The employment agreement also contains a prohibition on Mr. Jasper’s competing with the Company for the one-year period following termination of his employment if he is entitled to his contractual termination benefits, or if the Company elects to pay him 2.5 times his annual base salary and continue to vest certain of his equity awards for one year. If the Company terminates Mr. Jasper’s employment other than for cause on the third or any subsequent anniversary of the Company’s initial public offering, his equity awards will continue to vest on their original vesting schedule as long as Mr. Jasper does not engage in any competitive activities during the vesting period.

In addition, Mr. Jasper was granted equity incentive awards in connection with the Company’s initial public offering for a total of 157,500 common shares, one-half of which is in the form of an option to purchase common shares that vest over four years of service, and one-half of which is in the form of performance common shares. All of the performance common shares will be paid if a targeted level of performance with respect to two metrics, assessed independently, is achieved for the period commencing January 1, 2004 and ending December 31, 2006, between 50% and 100% of the performance common shares allocable to each metric will be paid if actual performance for a period is at least equal to a threshold level of performance but less than target, and up to 150% of the performance common shares will be paid if actual performance exceeds target. No performance common shares will be paid if actual performance is not at least equal to the threshold level of performance. During the Company’s developmental stage, Mr. Jasper received fully vested grants of 437,500 common shares; he also has received share option awards and RSU awards pursuant to the Incentive Plan and Bonus Plan. Upon a change in control, if these or other equity awards are not continued, assumed or substituted in the transaction, they will vest in full immediately prior to the change in control.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee seeks to ensure that executive compensation helps the Company to attract, retain and motivate key personnel. Compensation levels are intended to be competitive and to provide the opportunity to achieve above-market compensation in the event of superior performance. Performance is assessed with respect to the Company as a whole and each individual, in both cases in relation to goals set at the beginning of each assessment period. The Compensation Committee has retained the services of an independent consultant to assist in the design of the Company’s compensation program as a public company.

Compensation arrangements include both annual compensation and long-term incentive awards. Annual compensation includes a salary and a discretionary bonus. Bonuses for executive officers and certain other key employees are paid 70% in cash and 30% in restricted shares, which vest ratably over three years. Bonus awards reflect Company and individual performance for the prior year. Long-term incentive awards include grants of options, which vest ratably over four years, performance shares, which vest at the end of a three-year performance period only if specified performance goals are met, and/or restricted shares, which vest ratably over three years. At the time of the Company’s initial public offering, awards were made of both options and performance shares (for the performance period 2004-2006). In February 2005, an additional award of performance shares was made for the performance period 2005-2007. In February 2006, additional awards of options and performance shares (for the performance period 2006-2008) were made. For some employees, an award of additional restricted shares was made in lieu of performance shares.

2005 Compensation Review

In assessing the Company’s performance for 2005, the Compensation Committee considered three factors: (1) return on economic equity (40%), (2) economic results (30%), and (3) qualitative considerations (30%). The Compensation Committee determined that performance with respect to these factors had fallen below target levels, and accordingly decided to create a total bonus pool that was somewhat lower than the amount accrued under the 2005 budget. The Compensation Committee then reviewed the individual performance of the executive officers and other key employees and determined the amount of the bonus for each executive officer. The Chief Executive Officer determined the bonus amounts for other key employees after review by the Compensation Committee.

The Compensation Committee also determines the total amount of long-term incentive awards, and the specific awards made to executive officers and other key employees. Awards are designed to retain and motivate executive officers and other key employees and to create a further alignment of interests between employees and shareholders.

In assessing the Company’s performance for 2006, the Compensation Committee will again consider the same three factors, with the same weighting: (1) return on economic equity (40%), (2) economic results (30%) and (3) qualitative considerations (30%). In addition, the Compensation Committee has agreed to create a new pay plan for the Company’s asset management business, including an annual performance bonus pool based on net income from that business and long-term incentive awards triggered by reaching revenue and return on equity targets.

Compensation of the Chief Executive Officer

The Compensation Committee recommends the terms of Mr. Jasper’s compensation to the Board. The Board grants periodic salary increases, if warranted, after a review of Mr. Jasper’s performance and an assessment of the competitiveness of Mr. Jasper’s current base salary. The grant of an annual discretionary bonus and long-term incentive award recognizes Mr. Jasper’s contributions to the Company’s overall results. The Compensation Committee reviewed the Company’s performance during 2005, including the factors noted above, and Mr. Jasper’s contribution to those results. In determining Mr. Jasper’s compensation for 2005, the Compensation Committee noted that, under Mr. Jasper’s leadership, the Company achieved an 11.6% return on economic equity and economic results of $36.4 million. The Company had also continued to establish itself as a significant participant in the credit swap market with an increase in its credit swap portfolio of 28% in 2005 and in its capital resources by approximately 31%. The Company maintained strong relationships with its swap counterparties and rating agencies, and developed a detailed framework for its strategic initiatives in the area of asset management.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain ‘‘covered employees’’ of a publicly held corporation unless the payments are made under qualifying performance-based plans. This calculation generally excludes compensation payable pursuant to awards granted prior to the Company’s 2008 annual meeting under plans and arrangements that existed prior to the Company’s initial public offering. While the Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions that may be based on considerations other than tax deductibility.

Compensation Committee Frank P. Filipps, Chairman Michael P. Esposito, Jr. James K. Hunt

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a graph comparing the cumulative total shareholder return through December 31, 2005 on the Company’s common shares against the cumulative total return of the S&P Small Cap 600 and Russell 1000 Financial Sector, assuming an investment of $100 on September 30, 2004.

	Cumulative Total Return (in dollars)
	9/30/04	12/31/04	12/31/05
Primus Guaranty, Ltd	100.00	121.42	96.68
Russell 1,000 Financial Sector	100.00	108.72	116.30
S&P SmallCap 600	100.00	113.00	121.68

PROPOSAL TWO − APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company’s shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company’s independent auditors since 2002 and, by virtue of their familiarity with the Company’s affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in overseeing the integrity of the Company’s financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee comprises three independent directors and operates under a written charter, which is available on the Company’s website at www.primusguaranty.com and was attached to the Company’s Proxy Statement for 2005 as Appendix A. In discharge of its responsibilities, the Committee held four meetings in 2005. These were in-person meetings that usually included separate executive sessions of the Committee with the independent auditors, the internal auditor and management.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2005. Ernst & Young LLP, the Company’s independent auditor for 2005, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the Audit Committee has received from Ernst &Young LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The Audit Committee has also discussed with Ernst & Young LLP the firm’s independence from management and the Company. In considering the independence of Ernst & Young LLP, the Audit Committee took into account the amount and nature of the fees paid to Ernst & Young LLP for non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee has also selected Ernst & Young LLP, as the Company’s independent auditors for 2006 and is presenting the matter to the shareholders of the Company for ratification.

Audit Committee John A. Ward, III, Chairman Duncan E. Goldie-Morrison Thomas J. Hartlage

Fees of the Independent Auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years 2005 and 2004.

	2005	2004
Audit fees	$1,105	$1,635
Audit-related fees	$175	$307
Total	$1,280	$1,942

Audit Fees

‘‘Audit fees’’ paid to Ernst & Young LLP were compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, and for quarterly review of the financial statements included in the Company’s Quarterly Report on Form 10-Q. Audit fees also included fees associated with Ernst & Young LLP’s work on the Company’s initial public offering and related filings with the SEC and the issuance of long-term debt by a subsidiary.

Audit-Related Fees

‘‘Audit-related fees’’ incurred related to the completion of the agreed-upon procedures for our principal operating subsidiary, Primus Financial Products, LLC, as required by both the Standard & Poor’s and Moody’s Investor Services operating guidelines.

Tax Fees

The Company did not incur ‘‘tax fees’’ payable to Ernst & Young LLP in 2004 or 2005.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditor. The Audit Committee approved the non-audit services described above and determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and the telephone number there is 441-296-0519. The offices of the Company’s principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017 and their telephone number is 212-697-2227.

Shareholder Proposals for the 2006 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the Proxy Statement for next year’s Annual General Meeting of Shareholders must be received by the Company no later than 5:00 p.m. on November 21, 2006. Such proposals should be sent to the Company’s Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with United States federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5% of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4. The deadline under Rule 14a-4 for next year’s meeting is February 8, 2007.

Securities and Exchange Commission Reports

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, are available to shareholders free of charge on the Company’s website at www.primusguaranty.com under the heading ‘‘Investor Relations-SEC Filings’’ or by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Alternatively, a shareholder may write to Chris Gerosa, Director of Investor Relations, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at cgerosa@primusguaranty.com

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer or Chief Financial Officer will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the common shares represented by such proxies in accordance with their discretion.

Please vote all of your shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials, Annual Report and Form 10-K should contact their broker, bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of common shares, your broker, bank or other nominee may deliver only one copy of the Proxy Statement, Annual Report and Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement, Annual Report and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the Proxy Statement, Annual Report and Form 10-K, now or in the future, should submit their request to the Company by telephone at (441) 296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

PRIMUS GUARANTY, LTD.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy card for use at the 2006 Annual General Meeting or any adjournment or postponement thereof (the ‘‘Meeting’’) of Shareholders of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the ‘‘Company’’), to be held on May 3, 2006 at 11:00 a.m, local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

The person signing on the reverse of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Thomas W. Jasper or Richard Claiden, or either of them, with full power of substitution, and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein, and authorizes such proxy to vote in his discretion on such other business as may properly come before the Meeting.

Please indicate on the reverse of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors and FOR Proposal Two, as described below.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.	Election of three Class II directors to hold office for three years and until their successors are elected and qualified;

2.	Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

In order to be effective, completed proxy cards should be received at the address set forth on the enclosed self addressed envelope or at one of the addresses and by the time (being local time) specified below:

In Bermuda: Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by 5:00 p.m. on May 2, 2006.

In the United States: Primus Guaranty, Ltd. c/o Mellon Investor Services LLC, PO Box 3510, South Hackensack, New Jersey 07606 by 8:00 a.m. on May 3, 2006.

PLEASE INDICATE WITH AN ‘‘X’’ IN THE APPROPRIATE SPACE HOW YOU WISH YOUR SHARES TO BE VOTED. IF NO INDICATION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please Mark Here for Address Change or Comments	SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO.

1.Election of the Class II directors listed below to hold office for three years and until their successors are elected and qualified	FOR ALL	WITHHOLD AUTHORITY	FOR ALL EXCEPT*

– Frank P. Filipps

– Thomas J. Hartlage

– James K. Hunt

To vote for all nominees, mark the ‘‘For All’’ box. To withhold voting for all nominees, mark the ‘‘Withhold Authority’’ box. To withhold voting for a particular nominee, mark the ‘‘For All Except’’ box and enter the name of the exception in the space provided below.

*Exceptions:    ______________________________________________

2.Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration	FOR	AGAINST	ABSTAIN

Note:

1.	In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

2.	In the case of joint holders, any holder may sign, but the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

3.	Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature __________________________   Title ________________________   Date ____________, 2006